Exhibit 99.5

KL Draft of March 1, 2016

Subject to FRE 408 & All Other Applicable Privileges

and Confidentiality Agreements

This proposal for a potential financing of the non-Guarantor, Unrestricted Subsidiary (“Four Star”) of Peabody Energy Corporation (“Peabody”) holding the assets proposed to be sold to Bowie Resource Partners (“Bowie”) (the “Financing”) is preliminary and non-binding and shall not be construed as a commitment to take any steps to effect the Financing or any other transaction.

Summary of Principal Terms of Financing of Four Star

Set forth below are certain principal terms of a $100,000,000 financing of Four Star:

Bowie Sale:	Four Star shall sell mining assets to Bowie in accordance with the terms of the existing purchase and sale agreement (the “Sale Transaction”).

Bowie Investment:	Simultaneously with the closing of the Sale Transaction, Four Star shall invest $100,000,000 in convertible preferred equity of Bowie on terms to be agreed (the “Bowie Preferred”).

Four Star Investment:	Simultaneously with the closing of the public and private exchange transactions contemplated by that certain term sheet (“Term Sheet”) between ACE and Peabody (the “Exchange Transactions”), the Holders shall purchase $100,000,000 of senior secured convertible notes of Four Star having the terms set forth on Exhibit A (the “Four Star Notes”). The Four Star Notes shall have the same economic terms as the Bowie Preferred and shall be convertible into preferred equity of Four Star having the same terms as the Bowie Preferred (the “Preferred”).[1] The investment in the Four Star Notes is referred to as the “Mirror Investment.” Four Star’s payment obligations under the Four Star Notes shall be secured by the Bowie Preferred and a secured guarantee by Bond HoldCo, which shall hold the Balance Sheet Notes (each as defined below). Four Star shall become subject to bankruptcy remote provisions on or prior to the closing of the Mirror Investment.

Exchange Transactions:	A newly formed, bankruptcy remote, non-Guarantor, Unrestricted Subsidiary (“Bond HoldCo”) shall conduct the cash portion of the public exchange transaction contemplated by the Term Sheet (and Peabody shall invest the applicable cash in Bond HoldCo prior to closing of the Exchange Transaction), and hold all acquired Peabody notes on its balance sheet (the “Balance Sheet Notes”). Bond HoldCo shall guarantee the Four Star Notes and the new PIK Notes to be issued to the Specified Holders in the Exchange Transactions (the “PIK Notes”), to the maximum extent permitted pursuant to the indenture for the 10% Senior Secured Second Lien Notes due 2022 of Peabody (the “Second Lien Indenture”), and that would result in Bond HoldCo remaining solvent on a pro forma basis after giving effect to such guarantee. Bond HoldCo shall be able to dividend or otherwise utilize the cash payments of interest received from Peabody in respect of the Balance Sheet Notes.

[1]	At the election of Peabody, the Holders will instead make the Mirror Investment directly at closing of the Sale Transaction upon cash investment by Peabody in the amount of the Mirror Investment which shall serve as collateral, or an exchange by Peabody of a like amount of new First Lien Notes (the “Exchange Notes”) for unsecured notes of Peabody currently held by the Lenders with an aggregate principal amount equal to the Mirror Investment. In this case, upon closing of the Exchange Transactions and effectiveness of the secured guarantee and the collateral thereunder, the cash collateral shall be released, or the First Lien in favor of the Exchange Notes shall be released, as applicable.

Exhibit A – Four Star Notes

$100,000,000 senior secured notes due [2021] to be issued by Four Star shall include the following principal terms (the “Four Star Notes”):

•	Interest shall mirror, in format and amount, dividends payable to Four Star in respect of the Bowie Preferred;

•	The Four Star Notes shall be secured by a first lien on all assets of Four Star (which shall consist of the Bowie Preferred and payments and rights in respect thereof);

•	No additional debt or liens at Four Star or any subsidiaries of Four Star;

•	No restrictions on cash dividends from proceeds of issuance of Four Star Notes;

•	The Four Star Notes shall be callable by Four Star if the Bowie Preferred is called by Bowie, for the full amount of the call consideration payable by Bowie in respect of the Bowie Preferred;

•	The Four Star Notes shall include customary events of default including a cross default upon a bankruptcy of Peabody;[2] and

•	The Four Star Notes shall be convertible into Preferred Equity of Four Star having the same terms as the Bowie Preferred at the election of the Holders.

[2]	The pledge agreement pursuant to which the Balance Sheet Notes are held shall provide the holders, as secured parties, with a proxy to vote the Balance Sheet Notes.

2